EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated as of July 8, 2004, is entered into by and between AMERIKAL INTERNATIONAL HOLDING, INC., a Nevada corporation ("AIH"); RG GLOBAL LIFESTYLES, INC., a California corporation ("Buyer" or "RGGL"); Horst Geicke, an individual and resident of Hong Kong SAR; and certain individuals and companies as owners of all of the issued and outstanding shares of AIH (hereinafter "Sellers") represented by Bruce E. Thomsen as signatory to this Agreement on their behalf as a group. The use of the term "Party" or "Parties" shall include one or collectively all herein.

         This Agreement is being entered into for the purpose of implementing the foregoing purposes and sets forth the terms and conditions set forth herein pursuant to which Sellers are selling to Buyer and Buyer is purchasing from the Sellers all of the issued and outstanding common voting shares of AIH solely in exchange for voting common stock of Buyer in a tax-free exchange of shares under the applicable sections of the Internal Revenue Service Code.

         In consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties agree as follows:

                              I. SALE OF THE SHARES

1.01 SHARES BEING EXCHANGED. Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 2.01 hereof (the "Closing"), Sellers are selling, assigning and delivering to Buyer all issued and outstanding shares as authorized by AIH and Buyer is acquiring such shares from Sellers free and clear of all liens, claims, options, charges and encumbrances whatsoever.

1.02 CONSIDERATION. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Sellers contained herein and in consideration of the aforesaid sale, assignment and delivery of the Sellers' Shares, Buyer will deliver to Sellers Certificates representing a total of One Million Nine Hundred Thousand (1,900,000) shares of common stock of the Buyer on the date of Closing ("Buyer's Shares"). These shares upon issuance shall be fully paid and non-assessable. The Buyer's Shares shall be distributed to the Sellers as set forth on Schedule 1 hereto.

1.03 TRANSFER OF SHARES. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Sellers contained herein and to facilitate the aforesaid sale, assignment and delivery of the Sellers' Shares, and in consideration of the payment of Ten (10) U.S. dollars, Horst Geicke is selling, assigning and delivering to Sellers representing a total of Sixteen Million Six Hundred Thirty Thousand Six Hundred Seven (16,630,607) shares of common stock of the Buyer (the "Geicke Shares") and Sellers are acquiring the Geicke Shares from Horst Geicke free and clear of all liens, claims, options, charges and encumbrances whatsoever. Horst Geicke will deliver to Sellers Certificates representing the Geicke Shares on the date of the Closing. The Geicke Shares shall be distributed to the Sellers as set forth on Schedule 1 hereto.

                                  II. CLOSING

2.01 TIME AND PLACE. The Closing of the transactions contemplated by this Agreement shall take place at the offices of AIH on July 28, 2004 or at such other place and time as the parties shall mutually select.

2.02 DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver to Buyer (unless previously delivered):

      (a) Certificates representing the Sellers' shares duly endorsed or accompanied by Stock Powers duly executed in blank (with signatures guaranteed by any national bank, NASD Brokerage Firm or Trust corporation) and otherwise in form acceptable for transfer on the books of AIH.

2.03 DELIVERIES BY AIH. At the Closing, AIH shall deliver to Buyer (unless previously delivered):

      (a) The stock books, stock ledgers, minute books and corporate seal of AIH (all other books and records of Seller being located in AIH's corporate premises);

      (b) Certificates from appropriate authorities as to the good standing of AIH in the State of Nevada dated as of the most recent practicable date;

      (c)   Resignations  of the  Directors  and  Officers of AIH referred to in
            Section 3.01 hereof; and

      (d) All other previously undelivered items required to be delivered by AIH to Buyer at or prior to the Closing.

2.04  DELIVERIES  BY  BUYER.  At  the  Closing,   Buyer  shall  deliver  (unless
previously delivered) the following:

      (a) Certificates representing Buyer's Shares and/or instructions to Buyer's transfer agent instructing Buyer's transfer agent to issue certificates representing Buyer's Shares to Sellers;

      (b) Certificates from appropriate authorities as to the good standing of Buyer in the State of California dated as of the most recent practicable date;

      (c) The stockholder list of the Buyer dated as of January 1, 2004 and as of May 15, 2004 certified by the transfer company;

      (d)   Resignations  of the Directors and Officers of Buyer  referred to in
            Section 3.01 hereof; and

      (e) All other previously undelivered items required to be delivered by Buyer to AIH at or prior to Closing.

                           III. RELATED TRANSACTIONS

3.01 RESIGNATIONS. At Closing, all directors and officers of AIH (except Herrie Tantano and Grant King) shall submit their resignations from their respective directorships and offices. At Closing, all directors (except Horst Geicke) and officers of Buyer shall submit their resignations from their respective directorships and offices, such resignations to be effective, in the case of directors, as of the next annual or special shareholders meeting of Buyer at which directors of Buyer are elected, and in the case of officers, as of the next general or special meeting of the board of directors of Buyer at which officers of Buyer are appointed and/or elected.

                   IV. REPRESENTATIONS AND WARRANTIES OF AIH

AIH and the Sellers hereby represent and warrant to the Buyer as follows:

4.01 TITLE TO SELLERS' SHARES. Sellers own, and are transferring to Buyer at the Closing, good, valid and marketable title to the Sellers' shares, free and clear of all liens, claims, options, charges and encumbrances whatsoever. AIH is informed that, and to Sellers' knowledge, there are no outstanding options, warrants or rights to purchase or acquire any of the Sellers' shares.


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


AIH hereby represents and warrants to the Buyer as follows:

4.02 VALID AND BINDING AGREEMENT. This Agreement constitutes the valid and binding agreement of AIH, enforceable in accordance with its terms and as to AIH, neither the execution and delivery of this Agreement nor the consummation by AIH of the transactions contemplated hereby (a) violates or will violate any statute or law or any rule, regulation or order of any court or governmental authority; or (b) violates or will violate, conflict with or will conflict with or constitutes default under or will constitute default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which AIH or ANC is a party or by which AIH or Amerikal Nutraceutical Corp., a California corporation and a wholly-owned subsidiary of AIH ("ANC") is bound.

4.03  ORGANIZATION OF AIH.

      (a) AIH is a corporation duly organized validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to carry on its business as presently conducted. ANC is a corporation duly organized validly existing and in good standing under the laws of the State of California and has the corporate power and authority to carry on its business as presently conducted.

      (b) The copies of the Articles of Incorporation and all amendments thereto of AIH as Certified by the Secretary of the State of Nevada and of the by-laws as amended to date of AIH as Certified by the Secretary of AIH have heretofore been delivered to the Buyer and are complete and correct copies of the Articles of Incorporation and the By-laws of the corporation as amended and in effect on the date hereof. All minutes of the Board of Directors and Shareholders of AIH are contained in the minute book of the corporation delivered heretofore to the Buyer for examination and being delivered to Buyer at the Closing and no minutes have been included in such minute books since such examination by the Buyer that have not also been furnished to the Buyer.

      (c) Each of AIH and ANC is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not reasonably be expected to have a material adverse effect on or result in any material liability to AIH or ANC.

4.04  CAPITALIZATION OF AIH.

      (a) The authorized Capital Stock of AIH consists of 25,500,000 shares of common stock of which 19,562,000 shares are issued and outstanding as of the date hereof. All issued shares are duly authorized validly issued and outstanding, fully paid and non-assessable.

      (b) Except for the Sellers' shares there are no shares of capital stock or other securities of AIH outstanding; there are no options, warrants or rights to purchase or acquire any securities of AIH and no securities of AIH are reserved for issuance for any purpose. There are no contracts, commitments or agreements or understandings that have not been fully performed nor any arrangements or restrictions to which AIH is a party or by which AIH is bound relating to any shares of capital stock or other securities of AIH.

4.05 SUBSIDIARIES AND AFFILIATES. ANC is the wholly-owned subsidiary of AIH. Other than ANC, AIH does not own any capital stock or other securities of any corporation and has no direct or indirect interest, and since its incorporation has had no such interest, in any business.


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4.06  NO  VIOLATIONS OF  AGREEMENTS.  Neither the execution nor delivery of this
Agreement nor the consummation of the transactions contemplated hereby (a) violates or will violate, conflict with or will conflict with or constitute a default under the Articles of Incorporation or By-laws of AIH or ANC or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which AIH or ANC is a party or by which it is bound; or (b) will cause or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any liability or obligation of AIH or ANC to be accelerated or will increase any such liability or obligation.

           V. REPRESENTATIONS AND WARRANTIES OF BUYER AND HORST GEICKE

Buyer hereby represents and warrants to AIH and the Sellers as follows:

5.01  ORGANIZATION OF BUYER.

      (a) Buyer is duly organized validly existing and in good standing under the laws of the State of California and has the power and authority to carry on its business as presently conducted.

      (b) The copies of the Articles of Incorporation and the By-Laws of the Buyer and all amendments thereto of the Buyer as Certified by the Secretary of Buyer have heretofore been delivered to AIH and are complete and correct copies of the Articles of Incorporation and the By-Laws of the Buyer as amended and in effect on the date hereof.

      (c) The Buyer is not licensed nor qualified to do business as a foreign corporation in any jurisdiction and does not require to be so licensed or, if required, the failure to be so licensed or qualified will not have a material adverse effect on or result in any material liability to the Buyer.

      (d) To the Buyer's knowledge, all legal, accounting and share transfer company invoices are paid to date and there are no outstanding bankruptcy expenses which have not been paid or satisfied.

5.02 AUTHORIZATION. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer's Board of Directors or Executive Committee, and Buyer shall deliver at the Closing a complete and correct copy, certified by its Secretary, of the relevant resolutions adopted at the meeting or meetings at which such authorization took place.

5.03 VALID AND BINDING AGREEMENT. This Agreement constitutes the valid and binding agreement of Buyer, enforceable in accordance with its terms.

5.04 NO VIOLATION OF AGREEMENT. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby (a) violates or will violate, conflict with or will conflict with or constitute a default under the Articles of Incorporation or By-laws of Buyer or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Buyer is a party or by which it is bound; or (b) will cause or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any liability or obligation of Buyer to be accelerated or will increase any such liability or obligation.

5.05 VALIDITY OF BUYER'S SHARES. The Buyer's Shares to be delivered at Closing will be, when issued, duly authorized, validly issued and outstanding and fully paid and non-assessable.

Horst Geicke hereby represents and warrants to AIH and the Sellers as follows:


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


5.06 TITLE TO GEICKE SHARES. Horst Geicke owns (through Pacific Century Investments Ltd.), and is transferring to Sellers at the Closing, good, valid and marketable title to the Geicke Shares, free and clear of all liens, claims, options, charges and encumbrances whatsoever.

            VI. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; SET-OFF

6.01  SURVIVAL  OF  REPRESENTATIONS.   All  representations,   warranties,   and
agreements made by any party in this Agreement or pursuant hereto shall survive the Closing hereunder.

6.02 STATEMENTS AS REPRESENTATIONS. All statements contained in any certificate, schedule, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of Section 6.01 hereof.

6.03  AGREEMENT  TO  INDEMNIFY.  Subject  to the  terms and  conditions  of this
Article VI, AIH hereby agrees to indemnify, defend and hold harmless Buyer and any parent, subsidiary, (including the Corporation) and affiliate of Buyer (collectively, the "Buyer Group") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney's fees, asserted against, resulting to, imposed upon or incurred by any of the Buyer Group resulting from (a) a breach of any agreement, representation or warranty of AIH contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach; (b) any tax or related claim (including, without limitation, claims for interest and penalties) asserted against any of the Buyer Group with respect to any tax or related claim relating to operations of AIH through the date hereof to the extent that a reserve for any such tax or related claim relating to operations of AIH through the date hereof in an amount at least equal thereto was not provided for in the books of AIH at such date and specifically brought to the attention of the Buyer in writing prior to the Closing; or (c) any claims related to the lease of the premises presently occupied by Seller and the failure to pay rent or satisfy any of the obligations of AIH thereunder (collectively "Claims").

6.04 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of AIH under Section 7.03 with respect to Claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

      (a)   Buyer  shall give AIH  prompt  notice of any such Claim and AIH will
            undertake  the  defence  thereof  by   representatives  of  its  own
            choosing;

      (b) In the event AIH, within a reasonable time after notice of any Claim, fails to defend Buyer or any member of the Buyer Group against which such Claim has been asserted, Buyer or any member of the Buyer Group will (upon further notice to AIH) have the right to undertake the defence, compromise or settlement of such Claim on behalf of and for the account and risk of AIH, subject to the right of AIH to assume such defence as any time prior to settlement, compromise or final determination thereof;

      (c) Anything in this Section 6.04 to the contrary notwithstanding, if there is a reasonable probability that a Claim may materially and adversely affect Buyer or any other member of the Buyer Group other than as a result of money damages or other money payments, Buyer or such member shall have the right, at its own cost and expense to defend, compromise any Claim or consent to entry of any judgement that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Buyer or such member or both, as the case may be, a release from all liability in respect of such claim.


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


6.05 REMEDIES CUMULATIVE. Except as herein expressly provided, the remedies provided for herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

6.06 MINIMUM CLAIM. The provision for indemnity contained in Section 6.03 hereof shall only be effective with respect to a Claim (or, if two or more Claims are asserted together, with respect to the group of claims) if the amount (or aggregate amount, in the case of a group of Claims) thereof is US$5,000 or more, provided that if the amount of any Claim (or group of Claims) is US$5,000 or more, the provisions for indemnity contained in Section 6.03 hereof shall be effective with respect to the entire amount of such Claim (or group of Claims).

           VII. PROVISIONS REGARDING BUYER'S SHARES AND GEICKE SHARES

7.01 REPRESENTATION BY SELLERS. Sellers represent and warrant to Buyer and to Horst Geicke that it is their present intention to acquire the Buyer's Shares and the Geicke Shares for investment and not with a view to the distribution or resale thereof and have confirmed such intention to Buyer by letter simultaneously with the execution hereof.

7.02 AGREEMENTS OF SELLERS. Sellers agree that they will not offer, sell, transfer, assign, mortgage, pledge or otherwise dispose of or encumber any of Buyer's Shares or the Geicke Shares delivered to them pursuant to this Agreement unless (i) in the opinion of counsel to Buyer, registration of such shares under the Securities Act of 1933, as amended (the "Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, as then in effect, is not required in connection with such transaction; (ii) sale of such shares is permissible under Rule 144 of the Commission under the Act; (iii) a registration statement under the Act is then in effect with respect to such shares and the purchaser or transferee has been furnished with a prospectus meeting the requirements of Section 10 of the Act.

7.03 LEGEND, ETC. Sellers agree that Buyer may endorse on any certificate for Buyer's Shares or the Geicke Shares to be delivered to or on behalf of Sellers pursuant to this Agreement an appropriate legend referring to the provisions of Sections 7.01 and 7.02 hereof and that Buyer may instruct its transfer agent not to transfer any such shares unless advised by Buyer that such provisions have been complied with.

                               VIII. MISCELLANEOUS

8.01 COMMISSIONS. Each of the parties hereto represents and warrants that there are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement. Each of the parties hereto will pay or discharge, and will indemnify and hold harmless the others from and against any and all claims for brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying party.

8.02 EXPENSES. All fees and expenses incurred by AIH in connection with this Agreement will be borne by AIH and all fees and expenses incurred by Buyer in connection with this Agreement will be borne by Buyer.

8.03 FURTHER ASSURANCES. From time to time, at Buyer's request and without further consideration, AIH will execute and deliver to Buyer such documents and take such action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares.


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


8.04 PARTIES IN INTEREST. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective successors and assigns of the parties hereto.

8.05 ENTIRE AGREEMENT; AMENDMENTS. This Agreement including the exhibits, schedules, lists, other documents and writing referred to herein or delivered pursuant hereto which form a part hereof, contains the entire understanding of the Parties with respect to this subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the Parties or their respective successors or assigns. Any condition to a Party's obligations hereunder may be waived by such Party in writing.

8.06 HEADINGS, ETC. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.07 NOTICES. All notices, requests, demands, and other communications hereunder ("Notices") shall be in writing and shall be deemed to have been duly given if personally delivered or mailed (registered or certified mail, air mail postage prepaid, return receipt requested, or via air courier) as follows:

         If to the Buyer:

         RG Global Lifestyles, Inc.
         c/o: Pacific Alliance Group LTD.
         16th Floor St. John's Building
         33 Garden Road
         Central, Hong Kong SAR

         If to AIH:

         Amerikal International Holding, Inc.
         17551 Mitchell Avenue
         Irvine, CA

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that Notices of change of address shall only be effective upon receipt. All Notices shall be deemed received on the date of delivery or, if mailed, on the date appearing on the return receipt therefor.

8.08 LAW GOVERNING. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California without regard to its conflict-of-laws rules.

8.09 COUNTERPARTS. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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                  [remainder of page intentionally left blank]



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         IN WITNESS  WHEREOF this Agreement has been duly executed and delivered by the Parties hereto on the date first above written.

RG GLOBAL LIFESTYLES, INC.                      HORST GEICKE


/s/ David Koontz                                /s/ Horst Geicke
------------------------------------            --------------------------------
By:      David Koontz                           Horst Geicke
Title:   Chief Financial Officer

AMERIKAL INTERNATIONAL HOLDING, INC.


/s/ Grant King
------------------------------------
By:      Grant King
Title:   President

RATIFIED ON BEHALF OF THE SELLERS


/s/ Bruce Thomsen
------------------------------------
By:      Bruce E. Thomsen


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                                   SCHEDULE 1

              Distribution of Buyer's and Geicke Shares to Sellers

                                                             BUYER'S      GEICKE
SHAREHOLDER                                   AIH SHARES     SHARES       SHARES
--------------------------------------        ----------     -------   ---------
Red Spring Enterprises Ltd                     1,000,000      97,127     850,149
Good Vale Equities Ltd                         1,000,000      97,127     850,149
Omeco Investment Group Ltd                     1,000,000      97,127     850,149
Handajati Widjaja                              1,000,000      97,127     850,149
Serialam Pasaribu                              1,000,000      97,127     850,149
Lindiani Poerwaningsih                         1,000,000      97,127     850,149
Tan Wie Ling                                   1,000,000      97,127     850,149
Fitri Dafiyanti Kasidik                        1,000,000      97,127     850,148
Nasimun                                        1,000,000      97,127     850,148
Linda Margarita Halim                          1,000,000      97,127     850,148
Louis L. Knickerbocker                         4,640,500     450,719   3,945,115
PT Berkat Jaya Makmur                          2,921,500     283,757   2,483,709
(Buyer's Shares and Geicke Shares
to be issued in name of Budy Hartono)
Mastertime Worldwide, Ltd                      1,000,000      97,127     850,148
Winterpark Offshore Ltd                        1,000,000      97,127     850,148